UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2005

ACUITY CIMATRIX, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-8623	11-2400145
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No. )

486 AMHERST STREET

NASHUA, NEW HAMPSHIRE 03063

(Address of principal executive offices)

Registrant’s telephone number: (603) 598-8400

Robotic Vision Systems, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 26, 2005, Acuity CiMatrix, Inc. f/k/a Robotic Vision Systems, Inc. (the “Company”) entered into an Asset Purchase and Sale Agreement (the “Asset Purchase and Sale Agreement”), subject to Bankruptcy Court approval, to sell to Siemens Energy and Automation, Inc. (“Siemens”) substantially all of the Company’s operating assets, including machinery and equipment, inventory, intellectual property, and certain leases and contracts (the “Purchased Assets”), for $23.0 million in cash, subject to certain price adjustments based on the level of accounts receivable, accounts payable and current inventory at closing, the amounts required to cure any defaults in executory contracts being assigned, and other potential adjustments.

Simultaneously with execution of the Asset Purchase and Sale Agreement, Siemens delivered 10% of the purchase price as a refundable deposit to be held in escrow until closing. The Asset Purchase and Sale Agreement also provides for a breakup fee of $700,000 payable upon the occurrence of certain events that result in the Purchased Assets not being sold to Siemens.

Prior to approval and consummation of the transaction the Company will seek to conduct an auction on September 21, 2005 governed by sale procedures (including the solicitation and receipt of higher or better offers) to be approved by the Bankruptcy Court in the Company’s bankruptcy proceedings in the U.S. Bankruptcy Court for the District of New Hampshire. A copy of the Asset Purchase and Sale Agreement is included as Exhibit 10.1 to this Report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements – None

(b)	Pro Forma Financial Information – None

(c)	Exhibits:

Exhibit No.	Description
10.1	Asset Purchase and Sale Agreement By and Between Acuity CiMatrix, Inc. f/k/a Robotic Vision Systems, Inc. and Siemens Energy and Automation, Inc., dated as of August 26, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2005

ACUITY CIMATRIX, INC.

By:	/s/ Frederick H. Van Alstyne
Name:	Frederick H. Van Alstyne
Title:	Chief Financial Officer

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EXHIBIT INDEX

No.	Item
10.1	Asset Purchase and Sale Agreement By and Between Acuity CiMatrix, Inc. f/k/a Robotic Vision Systems, Inc. and Siemens Energy and Automation, Inc., dated as of August 26, 2005